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                                                                       EXHIBIT 8

                                 ALSTON & BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-7777


Philip C. Cook                                         Direct Dial: 404-881-7491

                               November 22, 1995


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

First National Bancorp
First National Bancorp Building, 7th Floor
303 Jesse Jewell Parkway
Gainesville, Georgia 30501


                 Re: AGREEMENT AND PLAN OF REORGANIZATION INVOLVING FIRST NATIONAL BANCORP, REGIONS FINANCIAL CORPORATION, AND REGIONS MERGER SUBSIDIARY, INC.

Ladies and Gentlemen:

                 We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions pursuant to the Agreement and Plan of Reorganization, dated as of October 22, 1995 (the "Agreement") by and between Regions and First National Bancorp ("First National") which provides for the merger (the "Merger") of First National with and into Regions Merger Subsidiary, Inc. ("Regions Merger Subsidiary"), a wholly-owned subsidiary of Regions. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

                 In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.





                        601 Pennsylvania Avenue, N.W.
                          North Building, Suite 250
                         Washington, D.C. 20004-2601
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 2





                            INFORMATION RELIED UPON

                 In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                 (1)      The Agreement;

                 (2) The Registration Statement on Form S-4 to be filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on November 22, 1995, including the Joint Proxy Statement/Prospectus for Special Meetings of the Stockholders of Regions and First National; and

                 (3) Such additional documents as we have considered relevant.

                 In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

                 We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of First National and Regions and through certificates provided by the management of First National and the management of Regions.

                 You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position in each of the markets in which First National operates. To achieve these goals, the following will occur pursuant to the Agreement:

                 (1) At the Effective Time, First National will be merged with and into Regions Merger Subsidiary in accordance with the provisions of
Section 14-2-1101 of the Georgia Business Corporation Code ("GBCC") and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). Regions Merger Subsidiary shall be the surviving entity and shall be a wholly-owned, first-tier subsidiary of Regions and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of the Agreement and the related Plan of Merger, which have been approved and adopted by the Board of Directors of First National and will be approved by the Board of Directors of Regions Merger Subsidiary upon its organization.



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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 3





                 (2) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                          (a) Each share of Regions Common Stock issued and
outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                          (b) Each share of Regions Merger Subsidiary Common
Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                          (c) Each share of First National Common Stock
(excluding shares held by First National, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be issued and outstanding and shall be converted into and exchanged for 0.76 of a share of Regions Common Stock (subject to possible adjustment pursuant to Section 10.1(h) of the Agreement) (the "Exchange Ratio").

                 (3) In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, or recapitalization.

                 (4) Each of the shares of First National Common Stock held by First National or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

                 (5) Notwithstanding any other provision of the Agreement, each holder of shares of First National Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates representing shares of First National Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 4





closing price of such common stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by Regions) on the last trading day preceding the Effective Time.

                 (6) At the Effective Time, each award, option, or other right to purchase or acquire shares of First National Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("First National Rights") granted by First National under the First National Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First National Right in accordance with the terms of the First National Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

                 (7) All restrictions or limitations on transfer with respect to First National Common Stock awarded under the First National Stock Plans or any other plan, program, or arrangement of any First National Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted.

                 With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

                 (1) The fair market value of the Regions stock received by each stockholder of First National will, in each instance, be approximately equal to the fair market value of the First National stock surrendered in exchange therefor.

                 (2) There is no plan or intention by any of the stockholders of First National who own five percent (5.0%) or more of the outstanding First National Common Stock, and to the best of the knowledge of the management of First National, the remaining First National stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock that they will receive in the Merger that will reduce on the part of the First National stockholders such stockholders' ownership of Regions Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than fifty percent (50%) of the aggregate value of all of the stock of First National outstanding immediately prior to the Merger. For purposes of this representation, shares of First National Common Stock that are disposed of or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding First National Common Stock immediately prior to the Merger. Moreover, shares of First National Common Stock and shares of Regions Common Stock held by
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 5





First National stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.

                 (3) In the Merger, Regions Merger Subsidiary will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by First National immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by First National immediately preceding the Merger and all amounts paid out of the assets of First National as reorganization expenses will be considered as assets held by First National immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by First National immediately prior to the Merger.

                 (4) Regions will not (i) liquidate Regions Merger Subsidiary, (ii) sell or otherwise dispose of its stock in Regions Merger Subsidiary, or (iii) cause Regions Merger Subsidiary to sell or otherwise dispose of any of the assets acquired by Regions Merger Subsidiary from First National, except for dispositions made in the ordinary course of business, unless either the Internal Revenue Service issues a letter ruling or Alston & Bird opines that this Merger will continue to qualify as a reorganization under
Section 368(a) of the Code notwithstanding such sale, disposition, transfer, or liquidation.

                 (5) From and after the consummation of the Merger, Regions Merger Subsidiary or its successors will continue the historic business of First National or use a significant portion of First National's business assets in a business.

                 (6) The liabilities of First National to be assumed by Regions Merger Subsidiary in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by First National in the ordinary course of its business.

                 (7) There is not now nor will there be at the time of the Merger any intercorporate indebtedness existing between First National and Regions or between First National and Regions Merger Subsidiary that was issued, acquired, or will be settled at a discount.

                 (8) First National, Regions Merger Subsidiary, and Regions will each pay their respective expenses incurred in connection with the Merger, except that each of Regions and First National will bear and pay one-half of the printing costs in connection
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 6





with the Registration Statement and this Joint Proxy Statement. Stockholders of First National will pay their own expenses, if any, incurred in connection with the Merger.

                 (9) For each of Regions, Regions Merger Subsidiary, and First National, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

                 (10) None of the parties are under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

                 (11) Prior to the Merger, Regions will be in control of Regions Merger Subsidiary. For purposes of this assumption, as well as assumption (12), a corporation is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock.

                 (12) Following the Merger, Regions Merger Subsidiary will not issue additional shares of its stock that would result in Regions losing control of Regions Merger Subsidiary.

                 (13) The fair market value of the assets to be transferred from First National to Regions Merger Subsidiary as a result of the Merger will equal or exceed the sum of the liabilities of First National to be assumed by Regions Merger Subsidiary (plus the amount of liabilities to which the assets to be transferred are subject).

                 (14) The payment of cash to First National stockholders in lieu of fractional shares of Regions Common Stock will not be a separately bargained for
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 7





consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to First National stockholders in lieu of fractional shares of Regions Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

                 (15) Regions has no plan or intention to redeem or otherwise reacquire its stock that will be issued in the Merger.

                 (16) None of the compensation received by any stockholder-employee of First National represents separate consideration for, or is allocable to, any of his First National Common Stock. None of the Regions Common Stock that will be received by First National stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement.

                 (17) First National has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to stockholders prior to the Merger.

                 (18) No stock of Regions Merger Subsidiary will be issued in the Merger.

                 (19) First National has not reacquired or redeemed any of its stock in contemplation of the Merger.

                 (20) The Agreement represents the entire understanding of First National, Regions, and Regions Merger Subsidiary with respect to the Merger.

                 (21) The Merger is being undertaken for the purposes of enhancing the business of First National through utilization of the financial resources of Regions and allowing Regions to expand its banking business into the markets served by First National and for other business purposes.

                 (22) First National has not filed, and holds no assets subject to, a consent under section 341(f) of the Code and the regulations thereunder.
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 8





                 (23) First National is not a party to, and holds no assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

                 (24) Regions does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of First National.


                                    OPINIONS

         Based on the foregoing assumptions, we are of the opinion that:

                 (1) Provided the merger of First National with and into Regions Merger Subsidiary qualifies as a statutory merger under applicable law, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                 (2) No gain or loss will be recognized to the First National stockholders upon the receipt of Regions Common Stock solely in exchange for their shares of First National Common Stock.

                 (3) The basis of the Regions Common Stock to be received by First National stockholders will be the same as the basis of the First National Common Stock surrendered in exchange.

                 (4) The holding period of the Regions Common Stock to be received by a First National stockholder (including the holding period of any fractional share interest) will include the holding period of the First National Common Stock surrendered in exchange therefor, provided the First National Common Stock was held as a capital asset on the date of the exchange.

                 (5) The payment of cash in lieu of fractional shares of Regions Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

                 The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with
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Regions Financial Corporation
First National Bancorp
November 22, 1995
Page 9





retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

                 This opinion is being provided solely for the benefit of Regions, First National, and their stockholders. No other person or party shall be entitled to rely on this opinion.

                 We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- The Merger," "Description of Transaction--Certain Federal Income Tax Consequences," and "Opinions" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of the Registrant.

                                        Very truly yours,

                                        ALSTON & BIRD

                                        By: /s/ Philip C. Cook
                                            -------------------------
                                            Philip C. Cook